TRANSFER AGENCY SERVICES AGREEMENT

     THIS AGREEMENT is made as of May 26, 1998 by and between PFPC INC., a Delaware corporation ("PFPC"), and PAX WORLD MONEY MARKET FUND, INC., a Maryland corporation (the "Fund").

                                   WITNESSETH:

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the" 1940 Act"); and

     WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund, and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. DEFINITIONS. As Used in this Agreement:

          (a)  "1933 Act" means the Securities Act of 1933, as amended.

          (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by PFPC. An Authorized Person's scope of authority may be limited by the Fund by setting forth such limitation in the Authorized Persons Appendix.

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          (d)  "CEA" means the Commodities Exchange Act, as amended.

          (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

          (f)  "SEC" means the Securities and Exchange Commission.

          (g) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

          (h) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

          (i) "Written Instructions" mean written instructions signed by an Authorized Person and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

     2. APPOINTMENT. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

     3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

          (a) Certified or authenticated copies of the resolutions of the Fund's Board of Directors, approving the appointment of PFPC or its affiliates to provide services to the Fund and approving this Agreement;

          (b) A copy of the Fund's most recent effective registration statement;

          (c) A copy of the advisory agreement with respect to each investment Portfolio of the Fund (each, a Portfolio);

          (d) A copy of the distribution agreement with respect to each class of Shares of the Fund;

          (e) A copy of each Portfolio's administration agreements if PFPC is not providing the Portfolio with such services;

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          (f)  Copies of any shareholder servicing agreements made in respect of the Fund or a Portfolio; and

          (g) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

     4. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any of its investment portfolios.

     5. INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions and Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions.

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authorized by the Oral Instructions. Where Oral Instructions or Written
Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6. RIGHT TO RECEIVE ADVICE.

     (a) ADVICE OF THE FUND. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) ADVICE OF COUNSEL. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

     (c) CONFLICTING ADVICE. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel. In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

     (d) PROTECTION OF PFPC. PFPC: shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be

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
construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of, this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

     7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

     8. CONFIDENTIALITY. PFPC agrees to keep confidential all records of the Fund and information relating to the Fund and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

     9. COOPERATION WITH ACCOUNTANTS. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under

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this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

     10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

     11. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC.

     12. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard .of its duties and

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
obligations under this Agreement.

13. RESPONSIBILITY OF PFPC.

     (a) PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

     (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC, shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Writ1en Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (B) subject to
Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PFPC's or its affiliates' performance

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
of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

     14. DESCRIPTION OF SERVICES.

          (a)  SERVICES PROVIDED ON AN ONGOING BASIS. IF APPLICABLE.

          (i)  Calculate 12b-l payments;

          (ii) Maintain proper shareholder registrations;

          (iii) Review new applications and correspond with shareholders to complete or correct information;

          (iv) Direct payment processing of checks or wires;

          (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

          (vi) Countersign share certificates;

          (vii) Prepare and mail to shareholders confirmation of activity;

          (viii) Provide toll free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

          (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

          (x)  Provide periodic shareholder lists and statistics to the clients;

          (xi) Provide detailed data for underwriter/broker confirmations;

          (xii) Prepare periodic mailing of year-end tax and statement information;

          (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity; and

          (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.

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
          (b) SERVICES PROVIDED BY PFPC UNDER ORAL INSTRUCTIONS OR WRITTEN INSTRUCTIONS.

          (i)  Accept and post daily Fund purchases and redemptions;

          (ii) Accept, post and perform shareholder transfers and exchanges;

          (iii) Pay dividends and other distributions;

          (iv) Solicit and tabulate proxies; and

          (v) Issue and cancel certificates (when requested in writing by the shareholder).

     (c) PURCHASE OF SHARES. PFPC shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

          (i)  A purchase order;

          (ii) Proper information to establish a shareholder account; and

          (iii) Confirmation of receipt or crediting of funds for such order to the Fund's custodian.

     (d) REDEMPTION OF SHARES. PFPC shall redeem Shares only if that function is properly authorized by the certificate of incorporation or resolution of the Fund's Board of Directors. Shares shall be redeemed and payment therefore shall be made in accordance with the Fund's prospectus, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, Shares shall be redeemed before the funds are provided to PFPC from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

          (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

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
          (ii) transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer.

     (e) DIVIDENDS AND DISTRIBUTIONS. Upon receipt of a resolution of the Fund's Board of Directors authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

          (f)  Shareholder Account Services.

          (i) PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

          -    Any pre-authorized check plan; and

          - Direct purchases through broker wire orders, checks and applications.

          (ii) PFPC may arrange, in accordance with the prospectus, for a shareholder's:

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
          - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

          - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

          - Redemption of Shares from an account with a check writing privilege.

     (g) COMMUNICATIONS TO SHAREHOLDERS. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:

          (i)  Reports to shareholders;

          (ii) Confirmations of purchases and sales of Fund shares;

          (iii) Monthly or quarterly statements;

          (iv) Dividend and distribution notices;

          (v)  Proxy material; and

          (vi) Tax form information.

     In addition, PFPC will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

          (h) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

          (i) Name, address and United States Tax Identification or Social. Security number;

          (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

          (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

          (iv) Any stop or restraining order placed against a shareholder's account;

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
          (v) Any correspondence relating to the current maintenance of a shareholder's account;

          (vi) Information with respect to withholdings; and

          (vii) Any information required in order for the transfer agent to perform any calculations contemplated or required by this Agreement.

     (i) LOST OR STOLEN CERTIFICATES. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

          (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

          (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

     (j) SHAREHOLDER INSPECTION OF STOCK RECORDS. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees and does hereby, release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

     (k) WITHDRAWAL OF SHARES AND CANCELLATION OF CERTIFICATES.

     Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates. surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

     15. DURATION AND TERMINATION. This Agreement shall continue until terminated by the

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Fund or by PFPC on sixty (60) days' prior written notice to the other party.

     16. NOTICES. All notices and other communications, including Written Instruction:, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809; (b) if to the Fund, at the address of the Fund or ( c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

     17. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     18. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PNC Bank, National Association or PNC Bank Corp., provided that (i) PFPC gives the Fund thirty (30) days' prior written notice; (ii) the delegate (or assignee) agrees with PFPC and the Fund to comply with all relevant provisions of the 1940 Act; and (iii) PFPC and such delegate ( or assignee) promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee).

     19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute. one and the same

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instrument.

     20. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     21. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

     (b) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (c) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (d) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (f) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.
By: Steven Turowski
Title: Senior Vice President

PAX WORLD MONEY MARKET FUND, INC.
By: /s/ Thomas Grant
Title: President
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                          AUTHORIZED PERSONS APPENDIX

Name (Type)                                 Signature

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                               AMENDMENT AGREEMENT
     (PAX World Money Market Fund, Inc. Transfer Agency Services Agreement)

     THIS AMENDMENT is made as of September 1, 1999 (the "Effective Date"), by and between PFPC INC., a Delaware corporation ("PFPC") and PAX WORLD MONEY MARKET FUND, INC., a Maryland corporation (the "Fund").

                                    Recitals

     WHEREAS, the Fund is a registered investment company for which PFPC provides transfer agency, registrar, dividend disbursing agent and other shareholder services pursuant to a Transfer Agency Services Agreement (the "Original Agreement") dated May 26, 1998.

     WHEREAS, in addition to the services described in the Original Agreement, the Fund desires that PFPC provide the Fund's shareholders with certain online internet access to account information and certain online transaction request capabilities, all in accordance with the terms of this Agreement; and

     WHEREAS, the Fund and PFPC desire to amend the Original Agreement to provide for such internet services and corresponding fees.

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, PFPC and the Fund, intending to be legally bound hereby, agree as follows.

          1.   AMENDMENTS TO ORIGINAL AGREEMENT

     (a) The Original Agreement is hereby amended to add a Section 22, which shall read in full as follows:

          "22. Internet Access Services. PFPC shall provide to the Fund the internet access services as set forth on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time."

     (b) Exhibit A is hereby added to the Original Agreement to read in full as set forth on Schedule 1 to this Agreement and made a part hereof.

     2. MISCELLANEOUS.

     (a) Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Original Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed. In the event of a conflict

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
between the terms hereof, and the Original Agreement, as to the internet services, this Agreement shall control.

     (b) This Agreement, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supercedes all prior communications with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have set their hands by their duly authorized representatives as of the year and date first above indicated.

PAX WORLD MONEY MARKET FUND, INC.

By:/s/ Thomas W. Grant
Name: Thomas W. Grant
Title: President

PFPC INC.

By: /s/Steven Turowski
Name: Steven Turowski
Title: Senior Vice President

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
SCHEDULE 1 to Amendment Agreement

EXHIBIT A

Online Internet Access Services

THIS EXHIBIT A, dated as of September 1, 1999, is Exhibit A to the Transfer Agency Services Agreement dated May 26, 1998 (the "Agreement") between PAX World Money Market Fund, Inc. (the "Fund") and PFPC Inc. ("PFPC"). This Exhibit A shall supersede all previous forms of Exhibit A to the Agreement as of the date hereof.

1. DEFINITIONS

Any term not herein defined shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit A:

     (a) "Customer Options" means the series of edits and instructions mutually agreed upon by the Fund and PFPC through which the Fund specifies its instructions for Transactions listed on Attachment 1 attached hereto and made a part hereof, as such Attachment 1 may be amended from time to time.

     (b) "Fund Web Site" means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from PFPC's Web Site.

     (c) "Online Internet Access Services" or "Internet Services" means the services identified in Section 2 and any additional services set forth on the Attachment 2 attached hereto and made a part hereof to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Transactions may be requested in the Fund by accessing the PFPC Web Site via hypeI1ext link from the Fund Web Site.

     (d) "PFPC Web Site" means the collection of electronic documents, electronic files and pages residing on PFPC's computer system(s) (or those elements of the computer system of one or more Internet Service Providers ("ISPs") retained by PFPC and necessary for PFPC's services hereunder), connected to the Internet and accessible by hypertext link from the Funds Web Site through the World Wide Web, where the Transaction data fields and related screens provided by PFPC may be viewed.

     (e) "Phase I Transactions" means responding to requests through the Online Internet Access Service for (i) Fund net asset values; (ii) most recent Fund dividend information; (iii) shareholder account balance information; and (iv) most recent shareholder account transactions.

     (f) "Phase II Transactions" means Phase I Transactions plus those services and transactions listed on PFPC's schedule of Phase II services, as PFPC shall provide to the Fund from time to time (the "Phase II Schedule").

     (g) "Service Commencement Date" means the first date upon which responses to Phase I Transaction requests are available through PFPC's Online Internet Access Service to Shareholders or to other visitors to the Fund Web Site.

     (h) "Shareholder" means the record owner or authorized agent of the record owner of shares of the Fund.

     (i) "Transaction" means any Phase I Transaction or Phase II Transaction.

2. PFPC RESPONSIBILITIES. Subject to the provisions of this Exhibit A, PFPC shall provide or perform, or shall retain other Persons to provide or perform, the following, at PFPC's expense (unless otherwise provided herein):

     (a) provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain the PFPC Web Site to permit persons to be able to view information about the Fund and to permit Shareholders with appropriate identification and access codes (if required by the Phase II Schedule) to initiate Transactions;

     (b) address and mail, at the Fund's expense, notification and promotional mailings and other communications provided by the Fund to Shareholders regarding the availability of Online Internet Access Services;

     (c) provide e-mail services using at least 40-bit encryption between Shareholders and PFPC's shareholder services representatives for communications only (not to engage in Transactions) with risk disclosure in a form approved by the Fund;

     (d) prepare and process applications for Internet Services from Shareholders determined by the Fund to be eligible for such services and issue logon ID, PIN numbers and welcome letters to such Shareholders according to the policies of the Fund;

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

     (e) establish (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the PFPC Web Site and the Fund Web Site;

     (f) establish systems to guide, assist and permit Shareholders who access the PFPC Web Site from the Fund Web Site to electronically create and transmit Transaction requests to PFPC;

     (g) deliver to the Fund three (3) copies of the PFPC Online Internet Access Service User Guide, as well as all updates thereto on a timely basis;

     (h) deliver a monthly billing report to the Fund, which shall include a report of Transactions;

     (i) provide a form of encryption as agreed by PFPC and the Fund from time to time that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the PFPC Web Site;

     (k) exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to PFPC in writing from time to time, and all "point and click" features of the PFPC Web Site relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

     (1) provide periodic site visitation (hit reports) and other information regarding Shareholder/visitor activity under this Agreement as agreed by PFPC and the Fund from time to time;

     (m) monitor the telephone lines involved in providing the Internet Services and inform the Fund promptly of any malfunctions or service interruptions;

     (n) PFPC shall periodically scan its Internet interfaces and the PFPC Web Site for viruses and promptly remove any such viruses located thereon; and

     3. FUND RESPONSIBILITIES. Subject to the provisions of this Exhibit A and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

     (a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to the PFPC Web Site;

     (b) provide the Customer Options list to PFPC, in the format requested by PFPC, for Phase I and Phase II Transactions, as the Fund shall authorize, and promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes in the Customer options;

     (c) work with PFPC to develop Internet marketing materials for Shareholders and forward a copy of appropriate marketing materials to PFPC;

     (d) revise and update the applicable prospectus(es) and other pertinent materials, such as User Agreements with Shareholders, to include the appropriate consents, notices and disclosures for Internet Services, including disclaimers and information reasonably requested by PFPC;

     (e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Fund in writing from time to time, and all "point and click" fea1li!es of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and

     (f) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to the PFPC Web Site and the various Transaction web pages and otherwise make the Fund Web Site available to Shareholders.

4. STANDARDS OF CARE FOR INTERNET SERVICES
Notwithstanding anything to the contrary contained in the Agreement or this Exhibit A:

     (a) Each of PFPC and the Fund shall exercise care and diligence, act in good faith and use its best efforts, within reasonable limits and shall be liable for any damages arising out of its failure to perform its duties and obligations described in this Exhibit A to the extent such damages arise out of its willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations.

     (b) Without limiting the generality of the foregoing or any other provisions of this Exhibit A or the Agreement, neither party shall be liable for
(i) losses beyond its control, provided that such party has acted in accordance with the standard of care set forth above, (ii) subject to Section 9 of this Exhibit, delays or failures to perform any of its obligations hereunder or errors or loss of data occurring by reason of circumstances beyond such party's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood,-catastrophe, acts of God, institutions, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

     (c) Although PFPC shall comply with the standard of care specified above in providing the Internet Services, PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via the Internet Services or the consummation of any Transaction request not actually received by PFPC. The Fund shall advise Shareholders to promptly notify the Fund or PFPC of any errors or inaccuracies in Shareholder data or information transmitted via the Internet Services.

5. ADDITIONAL FEES FOR INTERNET SERVICES. As consideration for the performance by PFPC of the Internet Services, the Fund will pay the fees set forth in a separate fee letter as agreed between the parties from time to time.

6. PROPRIETARY RIGHTS.

     (a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only during the term of the Agreement and only in accordance with the provisions of this Exhibit A and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party's prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party's consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

     (b) The Fund Web Site and the PFPC Web Site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party's web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, nonexclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party's web site to replicate the "look and feel," trade dress or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of the Agreement. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, U.S. copyright or other U.S. proprietary right of a third party.

7. TERM AND TERMINATION.

     (a) Upon a party's (the "Breaching Party") breach of any term of this Exhibit the other party (the "Non-Breaching Party") shall provide to the breaching party written notice detailing such breach and shall provide such Breaching Party a period of thirty (30) days from the date of receipt of such notice to remedy or cure such breach.

     (b) In the event of a termination of the Agreement, the parties will have no continuing obligations to one another for Internet Services, except for the payment of fees for services rendered through the date of termination and the obligations and agreements contained in Sections 4 through 9 hereof, which shall survive termination of the Agreement.

8. REPRESENTATION AND WARRANTY. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the PFPC Web Site or Fund Web Site, as the case may be, any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by such party.

9. LIABILITY LIMITATIONS - INDEMNIFICATION.

     (a) THE INTERNET. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Internet Services and shall not be liable in any respect for the selection of any such third party, unless such party breached the standard of care specified herein with respect to that selection.

     (b) PFPC'S EXPLICIT DISCLAIMER OF CERTAIN WARRANTIES. EXCEPT AS PROVIDED IN SECTIONS 2 AND 4, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT ARE PROVIDED HAS-IS" ON AN HAS-AVAILABLE" BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

     (c) CROSS-INDEMNITY. Each party hereby indemnifies and agrees to hold the other party, its affiliates, successors, legal representatives and assigns, and its officers, directors, agents, employees and Shareholders harmless from and shall defend them against any and all claims, actions, charges, demands, liabilities, damages, costs or expenses, including but not limited to reasonable attorney's fees and disbursements (Liabilities") arising in connection with any claims that any Internet Service or work product infringes any proprietary or other rights or any infringement claim against any of such persons based on a party's intellectual property licensed to the other party hereunder (provided the other party has used such intellectual property in conformity herewith), except to the extent such Liabilities result directly from the gross negligence or knowing or willful misconduct of the other party or its related indemnified parties under this subsection 9(c).

10. CONFIDENTIALITY

     (a) Each of the parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort, that is nonpublic and otherwise confidential or proprietary to the disclosing party. Confidential information shall include, without limitation, an technology, know-how, processes, software, databases, trade secrets, contracts, proprietary information, an historical and projected financial information, business strategies, operating data and organizational and cost structures, product descriptions, pricing information, received in connection with this Agreement, as well as compilations of Fund data or Shareholder data (Confidential Information"). Confidential Information shall include such information of any affiliate of PFPC or the Fund. Each party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or further disclosure thereof, except as specifically authorized by the disclosing party. Each party therefore agrees to keep in strict confidence all such information (whether oral, written, via computer disk or electronic media or otherwise) that may from time to time be disclosed to or accessed by it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third party (other than directors, officers, employees, affiliates, agents or representatives of either party to the Agreement who have a need to know such information) for any purpose without the prior written consent of the other.

     (b) The following shall not constitute Confidential Information: information (i) independently developed by the receiving party as evidenced by documentation in such party's possession; (ii) lawfully received by the receiving party free of restrictions, from another source having the right to furnish the same; (iii) generally known or available to the public without breach of this Agreement by the receiving party; or (iv) known to the receiving party free of restriction at the time of such disclosure.

     (c) Either party to this Agreement may disclose Confidential Information pursuant to the requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it; provided, however, that it shall (i) first notify the other of such request or requirement, or use in defense, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the-other's consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. Nothing herein shall require either party to fail to honor a legal requirement, subpoena, court or administrative order, other legal process or request of a governmental agency on a timely basis. Each of the parties shall cooperate with the other in an effort to limit the nature and scope of any required disclosure of Confidential Information.

     (d) The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another all written materials and computer software which are the property of the other party. The provisions in this Section shall survive termination of this Agreement.

     (e) Each of the parties agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party's breach or threatened breach of its obligations under Sections 6 or 10 and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Sections 6 or 10 in addition to and not in lieu of any legal or other remedies such party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of providing actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

11. MISCELLANEOUS

     (a) INDEPENDENT CONTRACTOR. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed ~o create a partnership or joint venture between them and none of them shall have the power' or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to the PFPC Web Site by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to
Section 101 of the Copyright Act.

     (b) CONFLICT WITH AGREEMENT. In the event of a conflict between specific terms of this Exhibit A and the Agreement, this Exhibit A shall control as to the Internet Services.

PAX WORLD MONEY MARKET FUND, INC.

By:/s/ Thomas W. Grant
Name: Thomas W. Grant
Title: President

PFPC INC.

By: /s/Steven Turowski
Name: Steven Turowski
Title: Senior Vice President

                                  ATTACHMENT 1

     ADDITIONAL ONLINE INTERNET ACCESS SERVICES/DESCRIPTIONS/SPECIFICATIONS

THIS ATTACHMENT, dated as of September 1, 1999, is Attachment 1 to Exhibit A to a Transfer Agency Services Agreement dated as of May 26, 1998 between the undersigned with respect to PAX World Money Market Fund, Inc. This Attachment 1 shall supersede all previous forms of Attachment 1 as of the date hereof.

[List, if any]

PAX WORLD MONEY MARKET FUND, INC.

By:/s/ Thomas W. Grant
Name: Thomas W. Grant
Title: President

PFPC INC.

By: /s/Steven Turowski
Name: Steven Turowski
Title: Senior Vice President

                                  ATTACHMENT 2

                              Customer Options List

This Attachment 2, dated as of September1, 1999 is Attachment 2 to Exhibit A to the Transfer Agency Services Agreement dated as of May 26, 1998 between the undersigned with respect to PAX World Money Market Fund, Inc. This Attachment 2 shall supersede all previous forms of Attachment 2 as of the date hereof.

1. A logon LD. and PIN are required to access PFPC's Online Internet Access Services.

2. Shareholder's Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology.

3. In order to use PFPC's Online Internet Access Services, Shareholders will need the following:

     a. An Internet service provider (which can be a national provider such as America Online, CompuServe, Prodigy; or local service provider).

     b. At a minimum, an Intel 486 class machine with 16 ME RAM, VGA monitor, and 14.4kbps modem running MS Windows 3.1 3.11, Windows 95 or Windows NT.

     c. Web Browser software supporting Secure Sockets Layer (Netscape 3.0 and MS Internet Explorer 3.0 provide such support). For best results, a Web Browser capable of supporting Java Script (such as Netscape Navigator version 4.0 and higher or MS Internet Explorer version 4.0 and higher) is recommended.

4. In order to use PFPC's Online Internet Access Services, Shareholders will be required to complete a PFPC Online Application, which can be completed over the phone or via U.S. mail.

5. PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

6. Items such as Shareholder name, address, tax identification numbers and bank account numbers will not be displayed by PFPC on the PFPC Web Site

7. The following type of authentication will be required for Internet Transaction access:

     a. For Fund prices (NAV information) and distribution information no security processing will be required; and

     b. For account balances and account history information - a valid Logon J.D. and PIN are required.

PAX WORLD MONEY MARKET FUND, INC.

PAX WORLD MONEY MARKET FUND, INC.

By:/s/ Thomas W. Grant
Name: Thomas W. Grant
Title: President

PFPC INC.

By: /s/Steven Turowski
Name: Steven Turowski
Title: Senior Vice President

                                September 1, 1999

PAX WORLD MONEY MARKET FUND, INC.

Re: TRANSFER AGENCY SERVICES FEES

Dear Sir/Madam:

This letter constitutes our agreement with respect to compensation to be paid to PFPC INC. ("PFPC") under the terms of a Transfer Agency Agreement, between PAX WORLD MONEY MARKET FUND, INC. (the "Fund") and PFPC, dated May 26, 1998, as amended through the date hereof (the "Agreement"). Pursuant to Paragraph 11 of that Agreement, and in consideration of the services to be provided to the Fund, you will pay PFPC certain fees and reimburse PFPC for certain out-of-pocket expenses incurred on behalf of the Fund, as follows:

1)   Account Fee:

Annual, Semi-Annual Dividend:           $10.00 per account per annum
Quarterly Dividend:                     $12.00 per account per annum
Monthly Dividend:                       $15.00 per account per annum
Daily Accrual Dividend:                 $18.00 per account per annum

Inactive Account:                       $ .30 per account per month

Check writing:                          $1.85 per account with check writing per
                                              annum
                                        $ .10 per check transaction (non-return
                                              checks)
                                        $12.50 each stop payment*
                                        $15.00 each non-sufficient funds*
                                        $ 2.50 each check copy*

     *    May be paid by shareholder.

Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive accounts are purged annually after year-end tax reporting.

2)   Monthly Minimum Fee:

 $4,000 for the first portfolio (Existing Balanced Fund), $3,000 for the second portfolio or class and $2,500 for each portfolio or class thereafter, exclusive of transaction charges. FundSERV and Networking charges, and out-of-pocket expenses.

3)   Transaction Charges:

Master/Omnibus Account:         $1.00 per purchase/redemption
Wire order desk:                $4.00 per purchase/redemption
New Account Opening:            $ .40 per account (electronic interface)
                                $5.00 per account (paper)
12b-1 Calculation:              $ .25 per account per cycle

4)   FundSERV Networking:

     PNC System Access Charges1:

NSCC FundSERV
     Transaction fees:          $ .25 per transaction per month
NSCC Networking:                $500.00 one time setup charge per fund family
Commission Settlement:          $500.00 one time. setup charge per fund family
Mutual Fund Profile (Phase 1)
     Base fee:                  $125.00 one time setup fee per fund family
     Ongoing fee:               $ 10.00 per month per fund/class

     Note: NSCC will deduct is monthly fee on the 15th of each month from PFPC's cash settlement that day. PFPC will include these charges on its next bill as out-of-pocket expenses.

5)   Additional Out-of-Pocket Expenses

a.   Toll-free lines (if required)
b.   Forms, envelopes, checks, checkbooks
c.   Postage (bulk, pre-sort, first-class current prevailing rates)
d.   Federal Express, delivery, courier services, mailgrams
e. Hardware/phone lines for data transmissions and remote terminal(s) (if required)
f.   Data transmissions: $20.00 per transmission, per end point
g.   Microfiche/microfilm
h.   Wire fee for receipt:              $10.00 per domestic wire
                                        $15.00 per international wire
     Wire fee for disbursement:         $15.00 per domestic/international wire

i.   ACH Transaction charge: $.08 per item
J.   Mailing fee: Approximately $.08 per item, standard inserts $.015 each
k.   Cost of proxy solicitation, mailing and tabulation:
     Processing         $350.00 base fee
                        $ .30 per proxy issued
                        $100.00 plus travel expenses for judge of elections
                        Postal and Federal Express as incurred
1. Certificate issuance fee: $2.00 per certificate, any additional reports/services to be negotiated
m.   Record retention storage
n.   "PFPC" notice mailing and IRS levies: $3.00 per item
o.   Locating lost shareholders in anticipation of escheating: $7.50 per name
p.   Consolidated statements: $200.00 setup plus $.20 per page, per production
q.   Sales tracking system interfaces: negotiated time and material
r.   Fulfillment
s.   Audio Response System - $500.00 per month base and $166.67 maintenance
t.   Creation of user tapes: $100.00 per occurrence
u.   Labels: $.06 each; $100.00 minimum
v.   Reruns for bad price, dividend factors, etc,: time and material cost
w.   Ad hoc reports: Standard $.01 per record processed plus $100.00 set up fee
x.   Individual state tax filing
y.   PC Fax: $5.00 per fax
z. Retroactive record dates $100.00 plus $.025 per account aa. Development/programming cost: negotiated time and material bb. Conversion/deconversion expenses: to be determined cc. Disaster recovery (as incurred) dd. Travel expenses as required ee. Training expenses as required ($75.00 per hour) ff. Other services - Must be defined and then will be quoted such as:
        401 k Administration Interfaces
        SEP/IRS and Simple IRA
        Payroll Contribution Plans

6)   Shareholder Expenses (Which May be Assumed by the Fund):

a.   IRA/Keough Processing:             $10.00 per account per Fund per annum
                                        $ 5.50 new account set-up fee
                                        $ 2.50 per distribution
                                        $25.00 per transfer in or transfer out

b.   Exchange Fee:                      $ 5.00

c.   Account Transcripts:
     (within 3 most recent years)       $35.00 each

     (more than 3 years)             $50.00 each

d.   Returned purchase checks:       $20.00 each

e.   Lost certificate bonding:       $35.00 service charge and replacement value
                                            charged by the Insurance Company at
                                            the prevailing rate

f.   Federal express charges if
     requested by shareholder:       $15.00

g.   Wire fee for disbursement
     if requested by shareholder:    $15.00

7)   Internet Access Service Charges:

a)   One-time Setup Fee                 $20,000 per complex

b)   Monthly Fee
     One-year contract                  $ 4,600 per month
     Two-year contract                  $ 2,800 per month
     Three-year contract                $ 2,200 per month

c)   Transaction Charges              $ 5.00 per transaction (WAIVED during the
                                             first six months of service)
d)   Out-of-Pocket Expenses
     Out-of-pocket expenses will be billed as they are incurred.

e)   Activity Charges                 $ 5.00 per hit (Tentative: to be discussed
                                             with the Fund before implementation
                                             no sooner than six months from the
                                             date hereof.)

8)   Miscellaneous

In the event the Fund terminates the Internet Access Services before three months have elapsed from the set-up date, the Fund will pay to PFPC promptly any outstanding balance of the setup fee. The monthly fee for Internet Access Services of $2,200 per month represents a discounted rate, based on the parties' assumption that the Internet Access Services will be provided by PFPC to the Fund for three years. In the event that the Fund terminates sooner, the Fund shall promptly pay to PFPC the difference between the monthly fee that would have applied for the actual time/period for which the services were provided and $2,200 per month.

     Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice wiI1 be charged a late payment fee of 1 % per month until payment of the fees are received by PFPC.

     If during the next three years, PFPC is removed from the Transfer Agency Services Agreement referenced above, the Fund shall pay any costs of time and material associated with the deconversion and PFPC wiI1 recoup 100% of the fees waived during the first year.

     The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.

     If the foregoing accurately sets forth our agreement and you intend to be legaI1y bound thereby, please execute a copy of this letter and return it to us.

                                Very truly yours,
                                PFPC INC.

                                By: /s/Steven Turowski
                                Name: Steven Turowski

ACCEPTED:
PAX WORLD MONEY MARKET FUND, INC.

By:/s/ Thomas W. Grant
Name: Thomas W. Grant
Title: President